FORM OF
                       AMENDMENT TO SUB-ADVISORY AGREEMENT

      This is an Amendment to the Sub-Advisory Agreement made and entered into between INVESCO Funds Group, Inc., a Delaware corporation ("INVESCO") and INVESCO Asset Management Limited, a United Kingdom corporation (the "Sub-Adviser") as of the 28th day of February, 1997 (the "Agreement").

                                   WITNESSETH:

      WHEREAS, INVESCO International Funds, Inc. (the "Company") is engaged in business as a diversified, open-end management investment company registered under the Investment Company Act of 1940, as amended and has multiple classes of shares which are divided into several series, each representing an interest in a separate portfolio of investments (collectively, the "Funds"); and

      WHEREAS, INVESCO and the Sub-Adviser desire to modify certain of the terms and conditions set forth in the Agreement;

      NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the Agreement shall be, and hereby is, amended as follows:

      1. All references to the INVESCO Pacific Basin Fund shall be removed as the Portfolio was liquidated effective November 28, 2000 pursuant to an Agreement and Plan of Liquidation and Termination at a special meeting of shareholders held on November 27th, 2000.

      IN WITNESS WHEREOF, the parties have executed this Agreement on this 28th day of November, 2000.

                                    INVESCO FUNDS GROUP, INC.

                                    By:   _______________________________
                                          Mark H. Williamson, President

ATTEST:

________________________
Glen A. Payne, Secretary

                                    INVESCO ASSET MANAGEMENT LIMITED

                                    By:   ______________________________
                                          Michael D'Arcy Benson,
ATTEST:                                   Chief Executive Officer

____________________________
Robert J. Cackett, Secretary